For more information contact: FOR IMMEDIATE RELEASE

Jane Hoffer

Chief Executive Officer

Prescient Applied Intelligence

610-719-1600 x 308

jhoffer@prescient.com

Prescient Applied Intelligence and Fastech Integrated Solutions, LLC Mutually Agree to Terminate Letter of Intent

WEST CHESTER, Penn. - July 17, 2007- Prescient Applied Intelligence, Inc. (OTCBB: PPID) and Fastech Integrated Solutions, LLC announced today that they have mutually terminated negotiations with respect to the previously announced intended acquisition of Fastech by Prescient. The two companies will continue to work together in the delivery of Prescient's hosted solutions.

Prescient announced on May 8, 2007 that it had signed a Letter of Intent to acquire Fastech. Prescient has expressed its disappointment that the two companies were unable to reach a final agreement, and reaffirmed its intent to pursue new opportunities for strategic growth.

About Prescient Applied Intelligence:

Prescient, founded in 1985 (OTCBB: PPID), is a leading provider of supply chain and advanced commerce solutions for retailers and suppliers. Prescient's solutions capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain. As a result, the company's products and services enable trading partners to compete effectively, increase profitability and excel in today's retail business climate. Household brand names like Ahold, Coors, Domino's Pizza, Meijer, Rite Aid, Sara Lee, Schwan's, SUPERVALU, and Wyeth rely on Prescient. For more information, go to www.prescient.com.

Forward-Looking Statement:

Any statements contained in this document regarding this transaction, as well as statements that are not historical facts, are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. There is a risk that this transaction will not close. For a discussion of such risks and uncertainties, see "Risk Factors" in Prescient's report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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